Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “TRUE VELOCITY, INC.”, FILED IN THIS OFFICE ON THE SIXTH DAY OF FEBRUARY, A.D. 2024, AT 5 O`CLOCK P.M.

3062615 8100	Authentication: 202756279
SR# 20240386828	Date: 02-07-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:00 PM 02/06/2024
FILED 05:00 PM 02/06/2024
SR 20240386828 - File Number 3062615

CERTIFICATE OF INCORPORATION

OF

TRUE VELOCITY, INC.

The Undersigned, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

First: The name of the Corporation (hereinafter referred to as the “Corporation”) is:

True Velocity, Inc.

Second: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

Third: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares, all of which shall be shares of common stock having a par value of $0.0001 per share.

Fifth: The Corporation is to have perpetual existence.

Sixth: The name and mailing address of the incorporator is J. Douglas Ramsey, 955 West John Carpenter Freeway, Suite 100-929, Irving, Texas 75039, Dallas County.

Seventh: The number of Directors shall be fixed as provided in the By-laws of the Corporation.

Eighth: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, subject to any limitations contained elsewhere in this Certificate of Incorporation, the By-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation. Election of Directors need not be by written ballot.

Ninth: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

Tenth: Except as stated in Article Ninth of this Certificate of Incorporation, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

In Witness Whereof, the undersigned has duly executed this Certificate of Incorporation on this 6th day of February, 2024.

/s/ J. Douglas Ramsey
J. Douglas Ramsey Sole Incorporator